Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/29/2016	Investors:	Chris Stent, 630-623-3801
	Media:	Terri Hickey, 630-623-5593

McDONALD'S RAISES QUARTERLY CASH DIVIDEND BY 6%

•	Quarterly cash dividend increases 6% to $0.94 per share - the equivalent of $3.76 annually

•	Through August 2016, the Company returned a cumulative $26 billion against its three-year, $30 billion cash return to shareholders target

OAK BROOK, IL - On September 28, 2016, McDonald's Board of Directors declared a quarterly cash dividend of $0.94 per share of common stock payable on December 15, 2016 to shareholders of record at the close of business on December 1, 2016. This represents a 6% increase over the Company's previous quarterly dividend and brings the fourth quarter dividend payout to nearly $800 million.

McDonald's President and Chief Executive Officer Steve Easterbrook said, "I'm encouraged by the meaningful progress we’ve made against our turnaround plan and energized by the opportunities that lie ahead. Today's dividend increase reflects the strength and stability of our cash flow and our continued focus on driving long-term value for all stakeholders."

McDonald's has raised its dividend each and every year since paying its first dividend in 1976. The new quarterly dividend of $0.94 per share is equivalent to $3.76 annually. In addition, 2016 represents the final year of the Company's three-year, $30 billion cash return to shareholders target. Through August, the Company returned a cumulative $26 billion and is on track to complete the remaining amount by the end of the year.

Upcoming Communications

McDonald’s plans to release third quarter results before the market opens on October 21, 2016 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

About McDonald's

McDonald’s is the world’s leading global foodservice retailer with over 36,000 locations in over 100 countries. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

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